                                                                  EXHIBIT 10.30C

                                 LOAN AGREEMENT

     THIS AMENDED AND RESTATED LOAN AGREEMENT ("Agreement") is made and entered into as of September 17, 1997 by and between P-Com, Inc. a Delaware Corporation ("Borrower") and UNION BANK OF CALIFORNIA, N.A. ("Bank") This Agreement amends and restates in its entirety that certain loan agreement dated March 3, 1997 between Bank and Borrower.

                             SECTION 1.  THE LOAN

     1.1.1 THE REVOLVING LOAN. Bank will loan to Borrower an amount not to exceed Twenty Million Dollars ($20,000,000) outstanding in the aggregate at any one time (the "Revolving Loan"). Borrower may borrow, repay and reborrow all or part of the Revolving Loan in amounts of not less than One Million Dollars ($1,000,000) in accordance with the terms of the Revolving Note. All borrowing's of the Revolving Loan must be made before March 31, 1998, at which time all unpaid principal and interest of the Revolving Loan shall be due and payable. The Revolving Loan shall be evidenced by a promissory note (the "Revolving Note") on the standard form used by Bank for commercial loans. Bank shall enter each amount borrowed and repaid in Bank's records, and such entries shall be deemed to accurately reflect both principal outstanding and payments made. Omission of Bank to make any such entries shall not discharge Borrower of its obligation to repay in full with interest all amounts borrowed.

     1.1.2 THE STANDBY L/C SUBLIMIT. As a sublimit to the Revolving Loan, Bank shall issue, for the account of Borrower, one or more irrevocable, standby letters of credit (individually, an "L/C" and collectively, the "L/Cs"). All such standby L/Cs shall be drawn on such terms and conditions as are acceptable to Bank. The aggregate amount available to be drawn under all outstanding L/Cs and the aggregate amount of unpaid reimbursement obligations under drawn L/Cs shall not exceed Ten Million Dollars ($10,000,000) and shall reduce, dollar for dollar, the maximum amount available under the Revolving Loan. No standby L/C shall have an expiry date more than twelve months from its date of issuance and each L/C shall be governed by the terms of (and Borrower agrees to execute) Bank's standard form for standby L/C applications and reimbursement agreements. No L/C shall expire after June 30, 1998.

     1.2  TERMINOLOGY.
As used herein the following words shall have the following definitions:

     "Loan" shall mean, collectively, all the credit facilities described above.

     "Note" shall mean, collectively, all the promissory notes described above.

     "Loan Documents" shall mean all documents executed in connection with this Agreement.

     "Guarantor" or "Guarantors" shall mean Geritel S.p.A., Technosystem S.p.A., P-Com United Kingdom, Inc., P-Com Finance Corporation, P-Com Field Services, Inc. and Control Resources Corporation and each and every entity in which Borrower now or hereafter owns a majority interest, each Guarantor to execute a continuing Guaranty of all Borrower's obligations to Bank and each such Guaranty being in form and substance satisfactory to Bank.

          "EBITDA" shall mean income statement earnings before interest expense, taxes, depreciation and amortization expenses as measured for the preceding four fiscal quarters.

     1.3 PURPOSE OF LOAN. The proceeds of the Revolving Loan shall be used for general short term working capital purposes, issuance of performance Standby L/C's, and allowable acquisitions.

     1.4 INTEREST. The unpaid principal balance of the Revolving Loan shall bear interest at the rates set in the following matrix based on Borrower's ratio of Total Liabilities to EBITDA, as more specifically provided in the Revolving Note.


Interest Rate Matrix:
---------------------


Total Liabilities to EBITDA                                      LIBOR Margin     Base Rate Margin

Greater than 2.25 to 2.75                                           1.75%               0.50%

Greater than 2.00 to 2.25                                           1.50%                0.0%

Greater than 1.25 to 2.00                                           1.25%                0.0%
1.25                                                                1.00%                0.0%



      1.5  FEES. All fees in connection with the Loan are as follows:

           (a) On the last calendar day of the third month following the execution of this Agreement and on the last calendar day of each three-month period thereafter until March 31, 1998, or the earlier termination of the Loan, Borrower shall pay to Bank a fee of Two Hundred Fifteen Thousandths of One percent (0.215%) per year on the average unused portion of the Loan for the preceding quarter computed on the basis of actual days elapsed of a year of 360 days;

           (b) Standby L/C Issuance Fee shall be at One and One-half of One Percent (1.50%) per annum.

     1.6 BALANCES. Borrower shall maintain its major depository accounts with Bank until the Note and all sums payable pursuant to this Agreement have been paid in full and Banks commitment to lend has been canceled.

     1.7 DISBURSEMENT. Upon execution hereof, Bank shall disburse the proceeds of the Loan as provided in Bank's standard form Authorization executed by Borrower.

     1.8 CONTROLLING DOCUMENT. In the event of any inconsistency between the terms of this Agreement and any Note or any of the other Loan Documents, the terms of such Note or other Loan Documents will prevail over the terms of this Agreement.

     1.9 FURTHER DEFINITION. As used throughout this Agreement, "material", "material adverse change," and/or "material adverse effect," as each of these terms may appear in this Agreement and any of the Loan Documents, shall mean, each in context, a negative result or potential result arising directly or indirectly from facts that, in the totality of the circumstances, Bank considers substantive and germane to (a) the business, assets, operations, or financial or other condition or Borrower or any existing or future guarantor ("guarantor");
(b) the ability of Borrower or any guarantor to pay or perform in accordance with the terms of this Agreement and any Loan Document to which either or any are a party; or (C) the rights and remedies of Bank under this Agreement or any Loan Documents.

                       SECTION 2.  CONDITIONS PRECEDENT

     Bank shall not be obligated to disburse all or any portion of the proceeds of the Loan or issue any L/C unless at or prior to the time for the making of such disbursement, the following conditions have been fulfilled to Bank's satisfaction:

     2.1 COMPLIANCE. Borrower shall have performed and complied with all terms and conditions required by this Agreement to be performed or complied with by it prior to or at the date of the making of such disbursement and shall have executed and delivered to Bank the Note and other documents deemed necessary by Bank.

     2.2 GUARANTIES. Borrower shall ensure Bank is provided the Continuing Guaranties from the Guarantors.

     2.3 BORROWING RESOLUTION. Borrower shall have provided Bank with certified copies of resolutions duly adopted by the Board of Directors of Borrower, authorizing this Agreement and the Loan Documents. Such resolutions shall also designate the persons who are authorized to act on Borrower's behalf in connection with this Agreement and to do the things required of Borrower pursuant to this Agreement.

     2.4 CONTINUING COMPLIANCE. At the time any disbursement is to be made, there shall not exist any event, condition or act which constitutes an event of default under Section 6 hereof or any event, condition or act which with notice, lapse of time or both would constitute such event of default; nor shall there be any such event, condition, or act immediately after the disbursement were it to be made.

                  SECTION 3.  REPRESENTATIONS AND WARRANTIES

     Borrower represents and warrants that:

     3.1 BUSINESS ACTIVITY. The principal business of Borrower is the design, development, and marketing of short-haul microwave radio systems for use in the telecommunications marketplace.

     3.2 AUTHORITY TO BORROW. The execution, delivery and performance of this Agreement, the Note and all other agreements and instruments required by Bank in connection with the Loan are not in contravention of any of the terms of any indenture, agreement or undertaking to which Borrower is a party or by which it or any of its property is bound or affected.

     3.3 FINANCIAL STATEMENTS. The financial statements of Borrower, including both a balance sheet at , December 31, 1996 and June 30, 1997, together with supporting schedules, and an income statement for the twelve (12) months ended December 31, 1996 and six (6) months-ended June 30, 1997, have heretofore been furnished to Bank, and are true and complete and fairly represent the financial condition of Borrower during the period covered thereby. Since December 31, 1996, and June 30, 1997, there has been no material adverse change in the financial condition or operations of Borrower.

     3.4 TITLE. Except for assets which may have been disposed of in the ordinary course of business, Borrower has good and marketable title to all of the property reflected in its financial statements delivered to Bank and to all property acquired by Borrower since the date of said financial statements, free and clear of all liens, encumbrances, security interests, adverse claims, and negative pledges, except those specifically referred to in said financial statements.

     3.5 LITIGATION. There is no litigation or proceeding pending or threatened against Borrower or any of its property which is reasonably likely to affect the financial condition, property or business of Borrower in a materially adverse manner or result in liability in excess of Borrower's insurance coverage or an aggregate of Five Hundred Thousand Dollars ($500,000).

     3.6 DEFAULT. Borrower is not now in default in the payment of any of its material obligations, and there exists no event, condition or act which constitutes an event of default under Section 6 hereof and no condition, event or act which with notice or lapse of time, or both, would constitute an event of default.

     3.7 ORGANIZATION. Borrower is duly organized and existing under the laws of the state of its organization, and has the power and authority to carry on the business in which it is engaged and/or proposes to engage.

     3.8 POWER. Borrower has the power and authority to enter into this Agreement and to execute and deliver the Note and all of the other Loan Documents.

     3.9 AUTHORIZATION. This Agreement and all things required by this Agreement have been duly authorized by all requisite action of Borrower.

     3.10 QUALIFICATION. Borrower is duly qualified and in good standing in any jurisdiction where such qualification is required, except to the extent that a failure to so qualify would not have a material adverse effect on Borrower's financial condition.

     3.11 COMPLIANCE WITH LAWS. Borrower is not in violation with respect to any applicable laws, rules, ordinances or regulations which materially affect the operations or financial condition of Borrower.

     3.12 ERISA. Any defined benefit pension plans as defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), of Borrower meet, as of the date hereof, the minimum funding standards of Section 302 of ERISA, and no Reportable Event or Prohibited Transaction as defined in ERISA has occurred with respect to any such plan.

     3.13 REGULATION U. No action has been taken or is currently planned by Borrower, or any agent acting on its behalf, which would cause this Agreement or the Note to violate Regulation U or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities and Exchange Act of 1934, in each case as in effect now or as the same may hereafter be in effect. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock as one of its important activities and none of the proceeds of the Loan will be used directly or indirectly for such purpose.

     3.14 CONTINUING REPRESENTATIONS. These representations shall be considered to have been made again at and as of the date of each disbursement of the Loan and shall be true and correct as of such date or dates.

                       SECTION 4.  AFFIRMATIVE COVENANTS

     Until the Note and all sums payable pursuant to this Agreement or any other of the Loan Documents have been paid in full, unless Bank waives compliance in writing, Borrower agrees that:

     4.1 USE OF PROCEEDS. Borrower will use the proceeds of the Loan only as provided in subsection 1.3 above.

     4.2 PAYMENT OF OBLIGATIONS. Borrower will pay and discharge promptly all taxes, assessments and other governmental charges and claims levied or imposed upon it or its property, or any part thereof, provided, however, that Borrower shall have the right in good faith to contest any such taxes, assessments, charges or claims and, pending the outcome of such contest, to delay or refuse payment thereof provided that adequately funded reserves are established by it to pay and discharge any such taxes, assessments, charges and claims.

     4.3 MAINTENANCE OF EXISTENCE. Borrower will maintain and preserve its existence and assets and all rights, franchises, licenses and other authority necessary for the conduct of its business and will maintain and preserve its property, equipment and facilities in good order, condition and repair. Bank may, at reasonable times, visit and inspect any of the properties of Borrower.

     4.4 RECORDS. Borrower will keep and maintain full and accurate accounts and records of its operations according to generally accepted accounting principles and will permit Bank to have access thereto, to make examination and photocopies thereof, and to make audits during regular business hours. Costs for such audits shall be paid by Borrower.

     4.5  INFORMATION FURNISHED. Borrower will furnish to Bank:

          (a) Within sixty (60) days after the close of each fiscal quarter, its 10-Q as of the close of such fiscal quarter, prepared in accordance with the generally accepted accounting principles and the requirements of the Securities and Exchange Commission;

          (b) Within One Hundred Twenty (120) days after the close of each fiscal year, Form 10-K as of the close of such fiscal quarter, prepared in accordance with the generally accepted accounting principles applied on a consistent basis with that of last year and the requirements of the Securities and Exchange Commission;

          (c) Copies of such financial statements and reports as Borrower may file with any state or federal agency, including all state and federal income tax returns, as Bank may reasonably request from time to time.

          (d) Such other financial statements and information as Bank may reasonably request from time to time;

          (e) In connection with each financial statement provided hereunder, a statement executed by the president or chief financial officer of Borrower, certifying that no default has occurred and no event exists which with notice or the lapse of time, or both, would result in a default hereunder;

          (f) Prompt written notice to Bank of all events of default under any of the terms or provisions of this Agreement or of any other agreement, contract, document or instrument entered, or to be entered into with Bank; and of any litigation which, if decided adversely to Borrower, would have a material adverse effect on Borrower's financial condition; and of any other matter which has resulted in, or is likely to result in, a material adverse change in its financial condition or operations;

          (g) Prior written notice to Bank of any changes in Borrower's officers and other senior management; Borrower's name; and location of Borrower's assets, principal place of business or chief executive office.

     4.6 QUICK RATIO. Borrower shall maintain at all times a ratio of unrestricted cash, accounts receivable and marketable securities to current liabilities, including any outstandings under the Revolving Loan of not less than 0.9:1.0, as such terms are defined by generally accepted accounting principles, except for the inclusion of Revolving Loan outstandings as a current liability during the term of the commitment.

     4.7 TANGIBLE NET WORTH. Starting July 1, 1997, Borrower will at all times maintain Tangible Net Worth of not less than Eighty Five Million Dollars ($85,000,000). Thereafter, Borrower will at all times maintain a minimum Tangible Net Worth that increases from said amount as of the end of Borrower's fiscal quarter by eighty five percent (85%) of Borrower's net profit after taxes plus One Hundred Percent (100%) of the proceed from any additional equity offerings. "Tangible Net Worth" shall mean net worth increased by both indebtedness of Borrower subordinated to Bank, and equity offerings, and decreased by patents, licenses, trademarks, trade names, goodwill and other similar intangible assets, organizational expenses, and monies due from affiliates (including officers, shareholders and directors). In the event Borrower completes an acquisition(s) and accounts for this acquisition(s) on the pooling of interest accounting method, then any restatement of prior periods shall not count against this tangible net worth covenant up to a maximum of Five Million Dollars ($5,000,000).

     4.8 DEBT TO EBITDA. Borrower will at all times maintain a ratio of total liabilities to EBITDA of not more than 2.75:1.0. Debt shall include all balance sheet liabilities. In the event Borrower acquires other companies using the pooling of interest accounting method under generally-accepted accounting principals, this ratio shall be calculated excluding the positive or negative impact on EBITDA resulting from the pooling of interest restatement.

     4.9 PROFITABILITY. Borrower will maintain its operating and net profit after provision for income taxes, of not less than One Dollar ($1) for any fiscal year, and that there will be no two consecutive quarterly operating or after tax losses. In the event of a quarterly operating or after tax loss, the amount of the quarterly operating or after tax loss cannot exceed five percent (5%) of the preceding quarters-ended tangible net worth.

     4.10 FIXED COVERAGE CHARGE. Borrower shall maintain at all times the ratio of EBITDA plus rent expense minus capital expenditures divided by scheduled principal payments plus interest expense plus rent expense of not less than 2:1 on a rolling four quarter basis. In the event Borrower acquires other companies using the pooling of interest accounting method under generally-accepted accounting principals, this ratio shall be calculated excluding the positive or negative impact on EBITDA resulting from the pooling of interest restatement.

     4.11 ALLOWABLE ACQUISITIONS. Borrower shall have the ability to enter into a consolidation or merger or purchase all or the greater part of the assets or business of another entity provided: (1)the Borrower is the surviving entity and management team, (2) the acquired business or assets thereof are of a complimentary or similar business compared to the Borrower, (3) the amount of cash used, and/or debt assumed in any acquisition transactions does not exceed an aggregate of Fifteen Million Dollars ($15,000,000) during any fiscal year and
(4) the Borrower certifies in writing at least five business days in advance of consummation of any allowable acquisition that it is in full compliance on a pre- and post- acquisition basis of all covenants contained within this Agreement.

     4.12 INSURANCE. Borrower will keep all of its insurable property, real, personal or mixed, insured by companies and in amounts approved by Bank against fire and such other risks, and in such amounts, as is customarily obtained by companies conducting similar business with respect to like properties. Borrower will furnish to Bank statements of its insurance coverage, will promptly furnish other or additional insurance deemed necessary by and upon request of Bank to the extent that such insurance may be available and hereby assigns to Bank, as security for Borrower's obligations to Bank, the proceeds of any such insurance. Borrower will maintain adequate worker's compensation insurance and adequate insurance against liability for damage to persons or property. All policies shall require at least ten (10) days' written notice to Bank before any policy may be altered or canceled.

     4.13 ADDITIONAL REQUIREMENTS. Borrower will promptly, upon demand by Bank, take such further action and execute all such additional documents and instruments in connection with this Agreement as Bank in its reasonable discretion deems necessary, and promptly supply Bank with such other information concerning its affairs as Bank may request from time to time.

     4.14 LITIGATION AND ATTORNEYS' FEES. Borrower will pay promptly to Bank upon demand, reasonable attorneys' fees (including but not limited to the reasonable estimate of the allocated costs and expenses of in-house legal counsel and legal staff) and all costs and other expenses paid or incurred by Bank in collecting, modifying or compromising the Loan or in enforcing or exercising its rights or remedies created by, connected with or provided for in this Agreement or any of the Loan Documents, whether or not an arbitration, judicial action or other proceeding is commenced. If such proceeding is commenced, only the prevailing party shall be entitled to attorneys' fees and court costs.

     4.15 BANK EXPENSES. Borrower will pay or reimburse Bank for all costs, expenses and fees incurred by Bank in preparing and documenting this Agreement and the Loan, and all amendments and modifications thereof, including but not limited to all filing and recording fees, costs of appraisals, insurance and attorneys' fees, including the reasonable estimate of the allocated costs and expenses of in-house legal counsel and legal staff.

     4.16 REPORTS UNDER PENSION PLANS. Borrower will furnish to Bank, as soon as possible and in any event within 15 days after Borrower knows or has reason to know that any event or condition with respect to any defined benefit pension plans of Borrower described in Section 3 above has occurred, a statement of an authorized officer of Borrower describing such event or condition and the action, if any, which Borrower proposes to take with respect thereto.

                        SECTION 5.  NEGATIVE COVENANTS

     Until the Note and all other sums payable pursuant to this Agreement or any other of the Loan Documents have been paid in full, unless Bank waives compliance in writing, Borrower agrees that:

     5.1 ENCUMBRANCES AND LIENS. Borrower will not create, assume or suffer to exist any mortgage, pledge, security interest, encumbrance, negative pledge, or lien (other than for taxes not delinquent and for taxes and other items being contested in good faith) on property of any kind, whether real, personal or mixed, now owned or hereafter acquired, or upon the income or profits thereof, except to Bank and except for minor encumbrances and easements on real property which do not affect its market value, and except for existing liens on Borrower's personal property and future purchase money security interests encumbering only the personal property purchased. All of such permitted property liens shall not exceed, in the aggregate, Seven Million Dollars ($7,000,000) at any time.

     5.2 BORROWINGS. Borrower will not sell, discount or otherwise transfer any account receivable or any note, draft or other evidence of indebtedness, except to Bank, or except to in connection with any ongoing lease financing arrangements having an aggregate value up to Two Million Five Hundred Thousand Dollars ($2,500,000) and which are in process as of the date of this Agreement, or except to a financial institution at face value for deposit or collection purposes only and without any fee other than fees normally charged by the financial institution for deposit or collection services. Borrower will not borrow any money, become contingently liable to borrow money, nor enter any agreement to directly or indirectly obtain borrowed money, except pursuant to agreements made with Bank.

     5.3 SALE OF ASSETS, LIQUIDATION, OR MERGER. Borrower will neither liquidate nor dissolve nor enter into any unallowable consolidation or merger where it is not the surviving entity and management team, partnership or other combination, nor convey, nor sell, nor lease all or the greater part of its assets or business, nor lease all or the greater part of the assets or business of another.

     5.4 LOANS, ADVANCES AND GUARANTIES. Borrower will not, except in the ordinary course of business as currently conducted and to its subsidiaries, make any loans or advances, become a guarantor or surety, pledge its credit or properties in any manner or extend credit.

     5.5 INVESTMENTS. Borrower will not purchase the debt or equity of another person or entity except for savings accounts and certificates of deposit of Bank, direct U.S. Government obligations and commercial paper issued by corporations with the top ratings of Moody's or Standard & Poor's, provided all such permitted investments shall mature within eighteen months of purchase.

     5.6 PAYMENT OF DIVIDENDS. Borrower will not declare or pay any dividends, other than a dividend payable in its own common stock, or authorize or make any other distribution with respect to any of its stock now or hereafter outstanding.

     5.7 CAPITAL EXPENDITURES. Borrower will not make capital expenditures in excess of Twenty Million Dollars ($20,000,000) in fiscal year 1997 and Twenty Four Million Dollars ($24,000,000) in fiscal year 1998; and shall only make such expenditures as are necessary for Borrower in the conduct of its ordinary course of business. Each said expenditure shall be needed by Borrower in the ordinary course of its business. Expenditures as used in this subsection shall include the current expense portion of all leases whether or not capitalized and shall also include the current portion of any debt used to finance capital expenditures. Expenditures shall exclude the increase in fixed assets derived from the purchase of assets from another company, whether in part or whole


                         SECTION 6.  EVENTS OF DEFAULT

     The occurrence of any of the following events ("Events of Default") shall terminate any obligation on the part of Bank to make or continue the Loan and automatically, unless otherwise provided under the Note, shall make all sums of interest and principal and any other amounts owing under the Loan immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or any other notices or demands:

     6.1 Borrower shall default in the due and punctual payment of the principal of or the interest on the Note or any of the other Loan Documents; or

     6.2  Any default shall occur under the Note; or

     6.3 Borrower shall default in the due performance or observance of any covenant or condition of the Loan Documents, which default continues for more than thirty (30) days;

     6.4 Any guaranty or subordination agreement required hereunder is breached or becomes ineffective, or any Guarantor or subordinating creditor dies, disavows or attempts to revoke or terminate such guaranty or subordination agreement; or

     6.5 There is a change in ownership or control of twenty percent (20%) or more of the issued and outstanding stock of Borrower or any Guarantor, or (if Borrower is a partnership) there is a change in ownership or control of any general partner's interest.

                     SECTION 7.  MISCELLANEOUS PROVISIONS

     7.1 ADDITIONAL REMEDIES. The rights, powers and remedies given to Bank hereunder shall be cumulative and not alternative and shall be in addition to all rights, powers and remedies given to Bank by law against Borrower or any other person, including but not limited to Bank's rights of set off or banker's lien.

     7.2 NONWAIVER. Any forbearance or failure or delay by Bank in exercising any right, power or remedy hereunder shall not be deemed a waiver thereof and any single or partial exercise of any right, power or remedy shall not preclude the further exercise thereof. No waiver shall be effective unless it is in writing and signed by an officer of Bank.

     7.3 INUREMENT. The benefits of this Agreement shall inure to the successors and assigns of Bank and the permitted successors and assignees of Borrower, and any assignment of Borrower without Bank's consent shall be null and void.

     7.4 APPLICABLE LAW. This Agreement and all other agreements and instruments required by Bank in connection therewith shall be governed by and construed according to the laws of the State of California.

     7.5 SEVERABILITY. Should any one or more provisions of this Agreement be determined to be illegal or unenforceable, all other provisions nevertheless shall be effective.

     7.6 INTEGRATION CLAUSE. Except for documents and instruments specifically referenced herein, this Agreement constitutes the entire agreement between Bank and Borrower regarding the Loan and all prior communications verbal or written between Borrower and Bank shall be of no further effect or evidentiary value.

     7.7 CONSTRUCTION. The section and subsection headings herein are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

     7.8 AMENDMENTS. This Agreement may be amended only in writing signed by all parties hereto.

     7.9 COUNTERPARTS. Borrower and Bank may execute one or more counterparts to this Agreement, each of which shall be deemed an original.

                        SECTION 8.  SERVICE OF NOTICES

     8.1 Any notices or other communications provided for or allowed hereunder shall be effective only when given by one of the following methods and addressed to the respective party at its address given with the signatures at the end of this Agreement and shall be considered to have been validly given: (a) upon delivery, if delivered personally; (b) upon receipt, if mailed, first class postage prepaid, with the United States Postal Service; (C) on the next business day, if sent by overnight courier service of recognized standing; and (d) upon telephoned confirmation of receipt, if telecopied.

     8.2 The addresses to which notices or demands are to be given may be changed from time to time by notice delivered as provided above.


               THIS AGREEMENT is executed on behalf of the parties by duly authorized officers as of the date first above written.

UNION BANK OF CALIFORNIA, N.A.

By:
Name       /s/ John A. Noble
      ------------------------------------------------
Title          Vice President and Relationship Manager
      ------------------------------------------------

By
Name       /s/ James B. Goudy
      ------------------------------------------------
Title          Vice President and Credit Executive
      ------------------------------------------------

P-COM, INC.

       /s/ George P. Roberts
By: __________________________________________________

       Chief Executive Officer
Title  _______________________________________________

       /s/  Michael J. Sophie
By: __________________________________________________

       Chief Financial Officer
Title  _______________________________________________



Address: 3175 South Winchester
         ---------------------
         Campbell, CA 95008
         ---------------------

Attention: ___________________________________________
Telecopier:  _________________________________________
Telephone:  __________________________________________